COMMON STOCK PURCHASE AGREEMENT

Private and Confidential

THIS COMMON STOCK PURCHASE AGREEMENT, (the "Agreement") made this 29 day of Sep., 2009 (the "Effective Date"), by and among ("Buyer"), Asia Global Holdings Corp. and the ("Seller"), Lim-kwong LIANG with HKID No. A159633(3) for ("Company") Ultra Professional Ltd., a company incorporated under the laws of British Virgin Islands (Buyer, and Seller each a "Party" and collectively the "Parties").

WITNESSETH:

WHEREAS, Buyer wishes to purchase the Stock and Seller is desirous of selling the Stock to Buyer on the terms and conditions hereinafter appearing;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, and subject to the terms and conditions hereof, the Parties agree as follows:

1.	Agreement to Purchase and Sell. Buyer will issues 100,000,000 shares of common stocks to Seller in exchange for the total outstanding shares which are 100 shares of the Company.

2.	Representations and Warranties of Company.

The Company hereby warrants to Buyer that:

(a) The authorized capital stock of the Company is 50,000 shares of Common Stock, 100 of which are validly issued and outstanding. The Company does not have outstanding any preferred stock, options or warrants.

3.           Representations and Warranties of Buyer.     Buyer hereby  represents  and warrants to Seller that the statements in the following paragraphs of this Section are all true and complete as of the date hereof:

(a) Full Power and Authority. Buyer represents that he has full power and authority to enter into this Agreement.

(b) Information Concerning the Company. Buyer has conducted its own due diligence with respect to the Company and its liabilities and believes it has enough information to make this investment decision..

4.           Governing Law; Jurisdiction.

Any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this Agreement, or its enforcement, shall be governed by the laws of the Hong Kong Special Administrative Region (HKSAR).

5.           Successors and Assigns.   The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.

6.           Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

7.           Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

8.           Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the Parties with respect to the subject matter hereof.

9.           Further Assurances. From and after the date of this Agreement, upon the request of the Buyer or Seller, Buyer and Seller shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

10.           Term, Survival. This Agreement is effective from the Effective Date hereof, and shall remain in effect until the earlier a termination of this Agreement or all the rights and obligations of the Parties hereto have been fully performed.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BUYER	SELLER

Asia Global Holdings Corp.

/s/ Ping-shun LAI	By: /s/ Lim-kwong LIANG
/s/ Ping-shun LAI, CEO	By: Lim-kwong LIANG, Chairman